UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 6, 2008

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)

4826 Hunt Street Pryor, Oklahoma 74361 (Address of Principal Executive Offices)

(918) 825-0616 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Orchids Paper Products Company (the “Company”) approved the payment of bonuses under the Company’s 2007 Bonus Plan and approved the 2008 Bonus Plan.

2007 Bonus Payments. The Committee approved bonus payments for the 2007 calendar year including contractual bonus payments, performance payments based upon EBITDA, and discretionary payments, including a discretionary payment to the Chief Financial Officer for his efforts in refinancing the Company’s credit facility. The payments approved by the Committee are as follows:

Name	Title	Contractual	EBITDA	Refinance	Discretionary	Total
R. Snyder	President and Chief Executive Officer	$54,650	—	—	—	$54,560
K. Schroeder	Chief Financial Officer	—	$30,960	$15,480	$13,560	$60,000
Non-executive Employees		$25,000	$14,280	—	$10,000	$49,280
Totals		$79,650	$45,240	$15,480	$23,560	$163,930

2008 Bonus Plan. The Committee approved a bonus plan for the 2008 calendar year pursuant to which executive officers and certain non-executive employees are eligible to receive incentive compensation based upon the Company’s financial and operating performance. The plan provides for a maximum bonus equal to a fixed percentage of the employees’ annual base salary. The maximum bonus percentage for each of the Company’s executive officers is as follows:

Name	Title	Maximum Bonus Percentage
R. Snyder	President and Chief Executive Officer	100%
K. Schroeder	Chief Financial Officer	100%

The 2008 Bonus Plan also provides for an additional bonus pool of $50,000 to be awarded by the Committee based on extraordinary individual contributions and for bonuses of up to $325,700 to certain non-executive employees and to employees who may be hired in the future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: February 28, 2008	By:	/s/ Keith Schroeder
Keith Schroeder Chief Financial Officer